Exhibit 99.1

July 1, 2004

Sierra Pacific Power Company
Contact: Faye I. Andersen
Phone: (775) 834-4822

PUCN grants electric price increase to reflect rising fuel and energy costs

Reno, Nev. — The Public Utilities Commission of Nevada (PUCN) today approved an overall increase of 4.4 percent in electric rates for Sierra Pacific Power Company’s northern Nevada customers, effective July 15. The increase means a rise in electric prices for the typical residential customer of approximately $2.80 per month, or 3.4 percent. Sierra Pacific Power Company is a wholly-owned subsidiary of Sierra Pacific Resources (NYSE: SRP).

Today’s action by the PUCN is a dollar-for-dollar recovery of fuel and purchased power costs. Sierra Pacific made its annual mandatory deferred energy filing in January 2004. Each year the company makes the filing to recover these costs and set a new rate which reflects the current and future market price for energy.

In its original filing six months ago, Sierra Pacific requested no net increase in its deferred energy rates, resulting from an increase to recover current balances that would be offset by a decrease that went into effect June 1. Since January, energy prices have continued to rise and today’s PUCN decision acknowledges those increases by setting rates to cover anticipated increases over the next year.

“We are pleased that the Commission granted us full recovery of money we have already spent on behalf of our customers,” said Jeff Ceccarelli, President of Sierra Pacific Power Company. “We do everything possible to mitigate price increases for our customers, but these rates reflect the increases we are all seeing in fuel costs and in the energy markets for the year ahead.”

As a result of this increase, a Sierra Pacific residential customer in Nevada using 715 kilowatt hours of electricity per month will pay $84.43.